Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

Rio Tinto Finance (USA) Limited

120 Collins Street

Melbourne, Victoria 3000

Australia

Rio Tinto plc

6 St. James’s Square

London SW1Y 4AD

United Kingdom

Rio Tinto Limited

120 Collins Street

Melbourne, Victoria 3000

Australia

June 16, 2015

Ladies and Gentlemen:

Rio Tinto Finance (USA) Limited (the “Issuer”)

U.S.$1,200,000,000 3.750% Notes due 2025 (the “Notes”)

Fully and unconditionally guaranteed (the “Guarantees”) by Rio Tinto plc and Rio Tinto Limited (the “Guarantors”)

1	We have acted as special United States counsel for the Issuer and the Guarantors in connection with the offer and sale of the Notes. The Notes and the Guarantees are being issued pursuant to the indenture dated July 2, 2001 and amended and restated as of March 16, 2012 (the “Indenture”) among the Issuer, Rio Tinto Finance (USA) plc, the Guarantors and The Bank of New York Mellon (the “Trustee”).

2	This opinion is limited to the federal law of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3	For the purpose of this opinion, we have examined the Indenture, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that each of the Issuer and the Guarantors has the power to execute and deliver the Indenture and perform its obligations thereunder, that the Issuer has the power to execute and deliver the Notes, that each of the Guarantors has the power to execute and deliver the Guarantees, that the Indenture has been duly and validly authorized, executed and delivered under English law by Rio Tinto plc and under the laws of the Commonwealth of Australia by the Issuer and Rio Tinto Limited and, that the Notes have been duly and validly authorized and delivered under the laws of the Commonwealth of Australia by the Issuer, that the Guarantees have been duly and validly authorized and delivered by Rio Tinto plc under English law and by Rio Tinto Limited under the laws of the Commonwealth of Australia, that the Notes and the Guarantees conform to the forms examined by us and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

4	In our opinion:

4.1	The Indenture has been duly executed and delivered by the Issuer, Rio Tinto Finance (USA) plc and each of the Guarantors and, assuming due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Issuer and each of the Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Indenture has been duly qualified under the United States Trust Indenture Act of 1939.

4.2	The Notes have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3	The Guarantees have been duly executed, issued and delivered and constitute valid and legally binding obligations of each of the Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Guarantors on the date hereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Linklaters LLP

Linklaters LLP